Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan of our report dated March 15, 2017, except for Note 25, as to which the date is April 7, 2017, with respect to the consolidated financial statements of Cadence Bancorporation included in the Registration Statement (Form S-1/A No. 333-216809) and related Prospectus of Cadence Bancorporation for the registration of shares of its common stock dated April 10, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

April 11, 2017